Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

July 19, 2024

Resideo Technologies, Inc.

16100 N. 71st Street, Suite 550

Scottsdale, Arizona 85254

Re: Resideo Technologies, Inc.

  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Resideo Technologies, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the sale by the selling stockholder named in the Registration Statement, CD&R Channel Holdings, L.P. (the “Selling Stockholder”), of up to 24,500,000 shares of Common Stock, par value $0.001 per share (the “Conversion Shares”), which may be issuable upon the conversion of the Series A Cumulative Convertible Participating Preferred Stock of the Company, par value $0.001 per share (the “Series A Convertible Preferred Stock”), issued pursuant to the terms of that certain Investment Agreement, dated as of April 14, 2024, by and among the Company, the Selling Stockholder and Clayton, Dubilier & Rice Fund XII, L.P., as amended by that certain Amendment No. 1 to Investment Agreement, dated as of June 14, 2024, and the Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Participating Preferred Stock of the Company, dated as of June 14, 2024 (the “Certificate of Designations”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Conversion Shares, when issued upon conversion of the Series A Convertible Preferred Stock and in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

BRUSSELS CHICAGO DALLAS FRANKFURT HOUSTON LONDON  LOS ANGELES MILAN

MUNICH NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON

Resideo Technologies, Inc.

July 19, 2024

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Stockholder or the Conversion Shares.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP